Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-3 (Nos. 333-239771 and 333-261731) and Form S-8 (Nos. 333-196518, 333-214416, 333-218120, 333-250892, 333-260662, 333-264511, and 333-272860) of our reports dated February 29, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2023, which reports are included in this Annual Report on Form 10-K to be filed on or about February 29, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
February 29, 2024